1. Name and Address of Reporting Person
   Howard, David W.
   C/O Zale Corporation
   901 West Walnut Hill Lane
   Irving, TX 75038-1033
2. Date of Event Requiring Statement (Month/Day/Year)
   08/01/2002
3. IRS or Social Security Number of Reporting Person (Voluntary)
4. Issuer Name and Ticker or Trading Symbol
   Zale Corporation (ZLC)
5. Relationship of Reporting Person(s) to Issuer (Check all applicable)
   ( ) Director                   ( ) 10% Owner
   (X) Officer (give title below) ( ) Other (specify below)
   Chief Information Officer
6. If Amendment, Date of Original (Month/Day/Year)
7. Individual or Joint/Group Filing (Check Applicable Line)
   (X) Form filed by One Reporting Person
   ( ) Form filed by More than One Reporting Person

TABLE I -- Non-Derivative Securities Beneficially Owned
+------------------------------------------+----------------------+----------------+-----------------------------------------------+
|1. Title of Security                      |2. Amount of          |3. Ownership    |4. Nature of Indirect Beneficial Ownership     |
|                                          |   Securities         |   Form:        |                                               |
|                                          |   Beneficially Owned |   Direct(D) or |                                               |
|                                          |                      |   Indirect(I)  |                                               |
+------------------------------------------+----------------------+----------------+-----------------------------------------------+
Common Stock                                21                     I                401K

TABLE II -- Derivative Securities Beneficially Owned
+-----------------------+---------------------+---------------------------------+----------+-------------+-------------------------+
|1.Title of Derivative  |2.Date Exercisable   |3.Title and Amount of Securities |4.Conver- |5.Ownership  |6. Nature of Indirect    |
|  Security             |  and Expiration Date|  Underlying Derivative          | sion or  | Form of     |   Beneficial Ownership  |
|                       |  (Month/Day/Year)   |  Security                       | Exercise | Derivative  |                         |
|                       +----------+----------+-----------------------+---------+ Price of | Security:   |                         |
|                       | Date     | Expira-  |                       |Amount or| Deri-    | Direct(D) or|                         |
|                       | Exer-    | tion     |         Title         |Number of| vative   | Indirect(I) |                         |
|                       | cisable  | Date     |                       |Shares   | Security |             |                         |
+-----------------------+----------+----------+-----------------------+---------+----------+-------------+-------------------------+
Stock Options (Right to  07/17/2002 07/17/2012 Common Stock <F1>       5000      $28.29     D
buy)
Stock Options (Right to  03/14/2001 03/14/2011 Common Stock <F2>       18750     $31.295    D
buy)
Stock Options (Right to  07/12/2001 07/12/2011 Common Stock <F3>       5000      $31.75     D
buy)

Explanation of Responses:

<F1>
Granted under the Zale Corporation Omnibus Stock Incentive Plan and vests in four equal annual installments, beginning 7/17/2003.
<F2>
Part of a 3/14/2001 grant of 25,000 options under the Zale Corporation Omnibus Stock Incentive Plan that vests in four equal annual installments beginning 3/14/2002.
<F3>
Granted under the Zale Corporation Omnibus Stock Incentive Plan and vests in four equal annual installments, beginning 7/12/2002.

SIGNATURE OF REPORTING PERSON
/s/ David W. Howard

DATE
09/12/2002